Exhibit (h)(18)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (“Expense Limitation Agreement”) is made as of this 1st day of November, 2007, by and between DWS TARGET FUND, a Massachusetts business trust (the “Trust”), on behalf of its series, DWS LifeCompass Protect Fund (the “Fund”), and DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC., a Delaware corporation (the “Advisor”), with respect to the following:

WHEREAS, the Fund, as a series of the Trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with such classes of shares as are listed on Exhibit A hereto (each a “Class”); and

WHEREAS, the Advisor serves as investment advisor to the Fund pursuant to an Investment Management Agreement (the “Agreement”).

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

The Advisor agrees to waive its fees and/or reimburse expenses to the extent necessary so that the ordinary annual operating expenses for each Class do not exceed the percentage of average daily net assets set forth in column two of Exhibit A hereto (the “Expense Limitation(s)”). In the event all of the Fund’s assets are completely and irreversibly invested in its fixed income component (the “Reserve Component”), the Advisor shall lower each Class’s respective Expense Limitation as set forth in column three of Exhibit A. For the purposes of this Expense Limitation Agreement, ordinary annual operating expenses shall consist of all costs not specifically borne by the Advisor or the Fund’s principal underwriter, including, but not limited to, investment advisory fees, administration and services fees, fees for necessary professional services, organizational expenses and costs associated with regulatory compliance and maintaining legal existence and shareholder relations. Notwithstanding the above, ordinary annual operating expenses shall not include the fees and expenses of any other DWS fund or exchange traded fund in which the Fund may invest or extraordinary operating expenses, taxes, brokerage costs and interest expenses.

2.

This Expense Limitation Agreement shall be effective as to each Class for the period set forth in Exhibit A. Upon the termination of the Agreement, this Expense Limitation Agreement shall automatically terminate with respect to the Fund. The obligation of the Advisor under Paragraph 1 hereof shall survive the termination of the Agreement solely as to expenses and obligations incurred prior to the date of such termination.

3.

Any question of interpretation of any term or provision of this Expense Limitation Agreement having a counterpart in, or otherwise derived from, a term or provision of the1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Expense Limitation Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Expense Limitation Agreement shall be interpreted in accordance with the laws of Delaware.

4.	This Expense Limitation Agreement and Exhibit A hereto may be amended only by the written agreement of the Trust, on behalf of the Fund, and the Advisor.

5.

A copy of the Trust’s Declaration of Trust, together with all amendments thereto, is on file in the Office of the Secretary of The Commonwealth of Massachusetts. The Advisor is hereby expressly put on notice of the limitation of liability as set forth in the Trust’s Declaration of Trust, and it agrees that the obligations assumed by the Trust, on behalf of the Fund, pursuant to this Expense Limitation Agreement will be limited in all cases to the Fund and its assets, and it will not seek satisfaction of any such obligation from the shareholders of the Fund or any other series of the Trust, or from any Trustee, officer, employee or agent of the Trust. The Advisor understands that the rights and obligations of the Fund under the Declaration of Trust are separate and distinct from those of any and all other series of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Expense Limitation Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

DWS TARGET FUND, on behalf of DWS LIFECOMPASS PROTECT FUND
Attest:	/s/John Millette	By:	/s/ Philip J. Collora
Name: John Millette Secretary			Name: Philip J. Collora Title: Vice President

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.
Attest:	/s/Illegible	By:	/s/Michael Colon
Name:			Name: Michael Colon Title: Chief Operating Officer

DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.
Attest:	/s/Caroline Pearson	By:	/s/ John Millette
Name:			Name: John Millette Title: Director

Exhibit A

DWS LifeCompass Protect Fund Class of Shares	Total Operating Expenses Cap (as a percentage of average daily net assets)	Total Operating Expenses Cap in the Event of Defeasance* (as a percentage of average daily net assets)
Class A	1.75%	1.18%
Class C	2.50%	1.93%
Class S	1.50%	0.93%
Institutional Class	1.50%	0.93%

Foregoing expense caps are effective through October 31, 2008.

* In the event all of the Fund’s assets are completely and irreversibly invested in the Fund’s Reserve Component, the Advisor shall lower each Class’s respective Expense Limitation to the percentage amount set forth above.